[LETTERHEAD OF TROOP STEUBER PASICH REDDICK & TOBEY, LLP]



August 27, 1999




IAT Resources Corporation
5757 Wilshire Boulevard, Penthouse One
Los Angeles, California 90036

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 (the Registration Statement") to which this letter is attached as Exhibit 5.1 filed by IAT Resources Corporation, a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), up to 978,030 shares of the Common Stock, par value $0.001 per share (the "Shares") issuable pursuant to (i) that certain securities purchase agreement between the Company and Strategic Capital Consultants dated January 14, 1999 ( the "Strategic Agreement") and (ii) that certain Securities Purchase Agreement dated as of July 31, 1998 between the Company and The Augustine Fund, L.P. (the "Augustine Agreement").

        We are of the opinion that the Shares have been duly authorized and, upon issuance and sale in conformity with and pursuant to the Strategic Agreement and the Augustine Agreement, will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters."

                                Respectfully submitted,

                                /s/ TROOP STEUBER PASICH REDDICK & TOBEY, LLP

                                TROOP STEUBER PASICH
                                REDDICK & TOBEY, LLP